EXHIBIT INDEX

(a)(2) Articles of Amendment to the Articles of Incorporation, dated June 16, 1999.

(a)(3) Articles of Amendment to the Articles of Incorporation, dated November 14, 2002.

(b)      By-Laws as amended January 11, 2001.

(d)(13) Investment Management Services Agreement between Registrant on behalf of its underlying series AXP Variable Portfolio - Blue Chip Advantage Fund, AXP Variable Portfolio - Capital Resource Fund, AXP Variable Portfolio - Emerging Markets Fund, AXP Variable Portfolio - Equity Select Fund, AXP Variable Portfolio - Growth Fund, AXP Variable Portfolio - International Fund, AXP Variable Portfolio - New Dimensions Fund, AXP Variable Portfolio - S&P 500 Index Fund, AXP Variable Portfolio - Small Cap Advantage Fund, AXP Variable Portfolio - Stock Fund and AXP Variable Portfolio - Strategy Aggressive Fund, and American Express Financial Corporation dated December 1, 2002.

(d)(14) Investment Management Services Agreement between Registrant on behalf of its underlying series AXP Variable Portfolio - Large Cap Value Fund and American Express Financial Corporation dated September 10, 2003.

(d)(36) Administrative Service Agreement between Registrant on behalf of AXP Variable Portfolio Large Cap Value Fund and American Express Financial Corporation, dated September 10, 2003.

(g)(12) Custodian Agreement between Registrant, on behalf of AXP Variable Portfolio - Large Cap Value Fund, and American Express Trust Company, dated September 10, 2003.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Independent Auditors' Consent.

(m)(6) Plan and Agreement of Distribution dated September 10, 2003, between Registrant, on behalf of AXP Variable Portfolio - Large Cap Value Fund, and IDS Life Insurance Company.